Exhibit 10.7

Change of Control Agreement

August 7, 2009

Peter Maloney

[Address]

Dear Peter,

E2open, Inc. (the “Company”) has agreed to extend certain benefits to you in the event your employment with the Company is terminated within twelve months following a “Change of Control”. This letter sets out the terms of our agreement (the “Letter”).

1. Definitions.

“Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee; (ii) your being convicted of, or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the U.S. or any state thereof; (iii) a willful act by you which constitutes gross misconduct and which is materially injurious to the Company; or (iv) a willful act by you that constitutes (A) a material breach of a material provision of any agreement between you and the Company or (B) material failure to comply with the Company’s written policies or rules, in each case under this clause (iv) if such breach or failure has not been cured within 30 days after your written notification of such breach or failure.

“Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, exclusive license or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that a “Change of Control” shall not include a bona fide financing or a transaction that only changes the state of the Company’s incorporation.

4100 East Third Avenue Suite 400 Foster City, CA 94404

650-645-6500

“Change of Control Period” means the period beginning with the date that a Change of Control has occurred and ending twelve months later.

“Disability” means that you suffer from a physical or mental disability to an extent that renders it impracticable for you to continue performing your duties hereunder. You shall be deemed to be so disabled if (i) a physician advises the Company that your physical or mental condition will render you unable to perform your duties for a period exceeding three consecutive months, or (ii) due to a physical or mental condition, you have not substantially performed your duties hereunder for a period of three consecutive months.

“Involuntary Termination” means, without your consent, (i) a material reduction in your level of responsibility to which you have not consented, including a change in your position or status to a position that is not at the executive officer level of CFO or above with the successor; (ii) a reduction by the Company in your compensation (including base salary, fringe benefits and participation in bonus or incentive programs based on the Company’s performance) as in effect immediately prior to such reduction; (iii) an order to report financial results illegally or not consistent with generally accepted accounting principles or with the Sarbanes-Oxley Act of 2002 (iv) any purported termination of you by the Company that is not effected for Cause; (v) relocation of your principal place of employment by more than 25 miles; (vi) the failure of any successor entity to the Company to assume this agreement or other written agreements between you and the Company (including your offer letter and stock option agreement(s)); (vii) any act or set of circumstances that would constitute constructive termination of your employment under California case law or statute; and (viii) any material breach by the Company of any material provision of this Letter with the Company which has not been cured within 30 days of written notice to the Company by you of such breach.

2. Option Acceleration Benefits. If your employment is terminated without Cause (including due to your Disability or death) or you terminate your employment as a result of an Involuntary Termination, and such termination occurs during the Change of Control Period, then you will be entitled to receive accelerated vesting of all stock options and shares of restricted stock held by you, including those granted after this Letter.

3. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Letter and agree expressly to perform the obligations under this Letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 3 or which becomes bound by the terms of this Letter by operation of law. This Letter shall inure to the benefit of, and be enforceable by, your successors, executors and heirs.

4. Golden Parachute Excise Tax. Notwithstanding anything in the foregoing to the contrary, if any of the payments to you (prior to any reduction described in this paragraph) provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction as described in this paragraph) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax. If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of a stock award is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or the Company otherwise determines such accounting firm should not be engaged for purposes of making the determinations required hereunder, the Company may appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you upon written notice that a payment related to a Change of Control of the Company has been or is to be made.

5. Miscellaneous. This Letter shall be governed by and construed in accordance with the laws of the State of California. Any dispute or controversy arising under or in connection with this Letter shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding. This Letter may not be amended, modified or waived unless agreed to in writing by you and the Company. The invalidity of any provision of this Letter shall not affect the validity of any other provision hereof.

6. Integration. This Agreement, together with the Company’s Stock Option Plan and any agreements governing your outstanding equity awards represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to equity awards granted on or after the date of this Letter, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent otherwise explicitly provided in the applicable equity agreement.

By your signature below, you indicate that you agree to the terms set out in this Letter.

Regards,

/s/ Amy Reichanadter
Amy Reichanadter
Senior Vice President, Human Resources
E2open, Inc.

ACKNOWLEDGE AND AGREED:

/s/ Peter Maloney	8/7/09
Peter Maloney	Date

4